Exhibit 16.1

October 1, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Powerus Corporation (formerly Aureus Greenway Holdings, Inc.)

Commission File No.: 001-42507

We have read the statements made by Powerus Corporation (formerly Aureus Greenway Holdings, Inc.) (the “Company”) included under Item 4.01 of the Company’s Current Report on Form 8-K dated October 1, 2026, regarding the Company’s change of auditors, and we agree with paragraph 1, 2, and 3 under item 4.01 and neither agree nor disagree on other parts.

Very truly yours,

WWC, P.C.

Certified Public Accountants